Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 600	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com
FOR IMMEDIATE RELEASE May 28, 2010
QUALITY SYSTEMS REPORTS FISCAL 2010 FOURTH QUARTER AND
YEAR-END RESULTS
IRVINE, Calif. ... May 28, 2010 —... Quality Systems, Inc. (NASDAQ:QSII) today announced the results of operations for its fiscal 2010 fourth quarter and year ended March 31, 2010. The Company posted record net revenues of $78.5 million in the fourth quarter, an increase of 19% from $65.8 million generated during the same quarter of the prior year. The Company reported net income of $13.1 million, up 15% when compared with net income of $11.4 million for the comparable quarter last year. Fully diluted earnings per share were $0.45 in the quarter, an increase of 13% versus $0.40 fully diluted earnings per share reported in the same quarter last year.
The fourth quarter results were negatively impacted by amortization of acquired intangibles and transaction costs related to the acquisition of Opus Healthcare Solutions, Inc. Also impacting the results were decreases in collections from the Company’s revenue cycle management (RCM) division due to record snowfall across the East Coast and seasonality.
Revenue for the fiscal year ended March 31, 2010 was $291.8 million, an increase of 19% when compared with fiscal year 2009 revenue of $245.5 million. Net income for fiscal year 2010 was $48.4 million, an increase of 5% from fiscal 2009 net income of $46.1 million. Fully diluted earnings per share increased to $1.68 in fiscal year 2010 from $1.62 earned during fiscal year 2009, up 4%.
The Company also announced the resignation of Chief Operating Officer Philip N. Kaplan. Operational responsibility of the Company’s business units has been assumed by Patrick Cline, president of Quality Systems.
Steven T. Plochocki, chief executive officer, commented on the results, stating: “We continue to focus on strategically positioning the Company for growth and additional market penetration expected to result from the American Recovery and Reinvestment Act (ARRA) by prudently investing in sales, marketing, implementation and training. Phil’s contributions and efforts in preparing the infrastructure of the Company for the five-year stimulus run proved extremely beneficial, and we thank him for his contributions.”
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Quality Systems, Inc.
Fiscal 2010 Fourth Quarter and Year-end Results

Quality Systems, Inc. announced today that the Company’s Board of Directors declared a cash dividend of thirty cents ($0.30) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of June 17, 2010, with an anticipated distribution date of July 6, 2010, pursuant to the Company’s current policy to pay a regular quarterly dividend of thirty cents ($0.30) per share on the Company’s outstanding shares of Common Stock, subject to further Board review and approval, and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.
The Company also announced that its 2010 Annual Shareholders’ Meeting will be held on August 11, 2010 at 1:00 PM. The meeting will be held at the Marriott Irvine located at 18000 Von Karman Avenue, in Irvine, Calif., 92612. Holders of record as of June 15, 2010 are eligible to vote and attend. Proxy materials and the 2010 Annual Report will be made available to shareholders of record and will also be posted on the Company’s website at www.qsii.com.
Quality Systems, Inc. will hold a conference call to discuss its fiscal 2010 fourth quarter and year-end financial results on Friday, May 28, 2010 at 10:00 AM ET (7:00 AM PT). All participants should dial 877-941-6009 at least ten minutes prior to the start of the call. International callers should dial 480-629-9770. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the company website at www.qsii.com, click on the “Investor Relations” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 or 303-590-3030 and enter reservation identification number 4305314. The replay will be available from approximately 12:00 PM ET on Friday, May 28, 2010, through 11:59 PM ET on Friday, June 4, 2010.
A transcript of the conference call will be made available on the QSII website (www.qsii.com).
About Quality Systems, Inc.
Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, patient records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Management believes that these forward looking statements are reasonable and are based on reasonable assumptions and forecasts, however, undue reliance should not be placed on such statements that speak only as of the date hereof. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry;
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Quality Systems, Inc.
Fiscal 2010 Fourth Quarter and Year-end Results

changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
[financial highlights follow]

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
Revenues:
Software, hardware and supplies	$24,783	$20,384	$89,761	$85,386
Implementation and training services	4,226	3,629	14,376	13,375

System sales	29,009	24,013	104,137	98,761
Maintenance	23,938	19,340	89,192	72,862
Electronic data interchange services	9,181	7,859	35,035	29,522
Revenue cycle management and related services	9,183	8,112	36,665	21,431
Other services	7,202	6,507	26,782	22,939

Maintenance, EDI, RCM and other services	49,504	41,818	187,674	146,754

Total revenues	78,513	65,831	291,811	245,515

Cost of revenue:
Software, hardware and supplies	2,864	3,273	12,115	13,184
Implementation and training services	2,908	2,502	11,983	10,286

Total cost of system sales	5,772	5,775	24,098	23,470

Maintenance	3,667	3,004	13,339	11,859
Electronic data interchange services	6,683	5,686	25,262	21,374
Revenue cycle management and related services	7,213	5,762	27,715	14,674
Other services	4,963	5,114	20,393	17,513

Total cost of maintenance, EDI, RCM and other services	22,526	19,566	86,709	65,420

Total cost of revenue	28,298	25,341	110,807	88,890

Gross profit	50,215	40,490	181,004	156,625

Operating expenses:
Selling, general and administrative	25,223	17,952	86,951	69,410
Research and development costs	4,269	3,692	16,546	13,777
Amortization of acquired intangible assets	682	357	1,783	1,035

Total operating expenses	30,174	22,001	105,280	84,222

Income from operations	20,041	18,489	75,724	72,403

Interest income	46	161	226	1,203
Other income (expense)	74	(279)	268	(279)

Income before provision for income taxes	20,161	18,371	76,218	73,327
Provision for income taxes	7,100	7,015	27,839	27,208

Net income	$13,061	$11,356	$48,379	$46,119

Net income per share:
Basic	$0.45	$0.40	$1.69	$1.65
Diluted	$0.45	$0.40	$1.68	$1.62

Weighted average shares outstanding:
Basic	28,784	$28,393	28,635	28,031
Diluted	28,929	$28,526	28,796	28,396

Dividends declared per common share	$0.30	$0.30	$1.20	$1.15

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	March 31,	March 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$84,611	$70,180
Restricted cash	2,339	1,303
Marketable securities	7,158	—
Accounts receivable, net	107,458	90,070
Inventories, net	1,340	1,125
Income taxes receivable	2,953	5,605
Net current deferred tax assets	5,678	3,994
Other current assets	8,684	6,312

Total current assets	220,221	178,589

Marketable securities	—	7,395
Equipment and improvements, net	8,432	6,756
Capitalized software costs, net	11,546	9,552
Intangibles, net	20,145	8,403
Goodwill	46,189	28,731
Other assets	3,647	2,675

Total assets	$310,180	$242,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,342	$5,097
Deferred revenue	64,109	47,584
Accrued compensation and related benefits	8,951	9,511
Dividends payable	8,664	8,529
Other current liabilities	16,220	8,888

Total current liabilities	101,286	79,609

Deferred revenue, net of current	474	521
Net deferred tax liabilities	10,859	4,566
Deferred compensation	1,883	1,838
Other noncurrent liabilities	7,389	—

Total liabilities	121,891	86,534

Commitments and contingencies

Shareholders’ equity
Common Stock
$0.01 par value; authorized 50,000 shares; issued and outstanding 28,879 and 28,447 shares at March 31, 2010 and March 31, 2009, respectively	289	284
Additional paid-in capital	122,271	103,524
Retained earnings	65,729	51,759

Total shareholders’ equity	188,289	155,567

Total liabilities and shareholders’ equity	$310,180	$242,101